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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   =========

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)/1/

                               Russell Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    782352108
                                 (CUSIP Number)



                               December 31, 2001

________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)


         [_]      Rule 13d-1(d)


___________________

/1/      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 782352108                    13G              Page 2 of 10 Pages
            ---------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alabama National BanCorporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,651,360
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,651,360
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,651,360
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

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  CUSIP NO. 782352108                    13G              Page 3 of 10 Pages
            ---------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Bank of Commerce of Birmingham
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      National Banking Association organized under the laws of the United States and headquartered in Birmingham, Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,651,360
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,651,360
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,651,360
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

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  CUSIP NO. 782352108                    13G              Page 4 of 10 Pages
            ---------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Helen K. Alison
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,651,360
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,651,360
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,651,360
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

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CUSIP NO. 782352108                   13G                    Page 5 of 10 Pages

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:

                  Russell Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3330 Cumberland Boulevard, Suite 800
                  Atlanta, Georgia  30339

Item 2(a).        Name of Person Filing:

                  Incorporated by reference to Item 1 of Cover Pages.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Alabama National BanCorporation
                  1927 First Avenue North
                  Birmingham, Alabama  35203

                  National Bank of Commerce of Birmingham
                  1927 First Avenue North
                  Birmingham, Alabama  35203

                  Helen K. Alison
                  1614 Capstone Drive
                  Alexander City, Alabama  35010

Item 2(c).        Citizenship:

                  Incorporated by reference from Item 4 of Cover Pages.

Item 2(d).        Title of Class of Securities:

                  Incorporated by reference from Cover Page.

Item 2(e).        CUSIP Number:

                  Incorporated by reference from Cover Page.

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2
                  (b) or (c), Check Whether the Person Filing is a:

            (a)   [_]   Broker or dealer registered under Section 15 of the
                        Exchange Act

            (b)   [X]   Bank as defined in Section 3(a)(6) of the Exchange Act

            (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

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CUSIP NO. 782352108                   13G                    Page 6 of 10 Pages

         (d)  [_]    Investment company registered under Section 8 of the
                     Investment Company Act

         (e)  [_]    Investment adviser in accordance with Rule 13d-1(b)
                     (1)(ii)(E)

         (f)  [_]    Employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F)

         (g)  [X]    Parent holding company or control person in accordance with
                     Rule 13d-1(b)(1)(ii)(G)

         (h)  [_]    Savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

         (i)  [_]    Church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act

         (j)  [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.       Ownership.

         (a)  Amount beneficially owned:

              Incorporated by reference from Item 9 of Cover Pages.

         (b)  Percent of class:

              Incorporated by reference from Item 11 of Cover Pages.

         (c)  Number of shares as to which such person has:

              (i)    Sole power to vote or direct the vote:

                     Incorporated by reference from Item 5 of Cover Pages.

              (ii)   Shared power to vote or to direct the vote:

                     Incorporated by reference from Item 6 of Cover Pages.

              (iii)  Sole power to dispose or to direct the disposition of.

                     Incorporated by reference from Item 7 of Cover Pages.

              (iv)   Shared power to dispose or to direct the disposition of.

                     Incorporated by reference from Item 8 of Cover Pages.

Item 5.       Ownership of Five Percent (5%) or Less of a Class.

              Not applicable.

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CUSIP NO. 782352108                   13G                    Page 7 of 10 Pages

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             All of the shares covered by this Statement are held in trusts with National Bank of Commerce of Birmingham and Helen K. Alison as fiduciaries. One trust holds 5.1% of the outstanding common stock of Russell Corporation. Under the terms of the instrument establishing these trusts, National Bank of Commerce of Birmingham and Helen K. Alison hold voting and dispositive power over the shares as trustees of the trusts and Helen K. Alison is entitled to the income generated by the trusts.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

             See Exhibit 1.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 782352108                   13G                    Page 8 of 10 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                               February 11, 2002

                               ALABAMA NATIONAL BANCORPORATION

                               By: /s/ Kimberly Moore
                                   -------------------------------
                                       Kimberly Moore
                                       Its Senior Vice President and Secretary


                               NATIONAL BANK OF COMMERCE OF BIRMINGHAM

                               By: /s/ Fredrick A. Murphy
                                   -------------------------------
                                       Fredrick A. Murphy
                                       Its Vice President and Assistant Trust
                                        Manager


                                  /s/ Helen K. Alison
                                  --------------------------------
                                      Helen K. Alison

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CUSIP NO. 782352108                   13G                    Page 9 of 10 Pages

                                    EXHIBIT 1
                                    ---------

     The securities covered by this Statement are held in a fiduciary capacity by National Bank of Commerce of Birmingham, a subsidiary of Alabama National BanCorporation. National Bank of Commerce of Birmingham is a bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and classified in Item 3(b) of the Schedule 13G.

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CUSIP NO. 782352108                   13G                    Page 10 of 10 Pages

                                    EXHIBIT 2
                                    ---------

                             JOINT FILING AGREEMENT
                             ----------------------

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Russell Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

                                 February 11, 2002

                                 ALABAMA NATIONAL BANCORPORATION


                                 By: /s/ Kimberly Moore
                                     ---------------------------------------
                                         Kimberly Moore
                                         Its Senior Vice President and Secretary

                                 NATIONAL BANK OF COMMERCE OF BIRMINGHAM


                                 By: /s/  Fredrick A. Murphy
                                     ----------------------------------------
                                          Fredrick A. Murphy
                                          Its Vice President and Assistant Trust
                                           Manager

                                 /s/ Helen K. Alison
                                 --------------------------------------------
                                      Helen K. Alison